EXHIBIT 99.1

Contacts:

For BioMarin:                                       For Genzyme:
------------                                        -----------
Jeremy Price                                        Dan Quinn (media)
Manager, Investor Relations                         (617) 591-5849
BioMarin Pharmaceutical Inc.
(415) 884-6777

Fredda Malkoff                                      Elliott Hillback (investors)
Feinstein Kean Healthcare                           (617) 252-7842
(617) 577-8110

For Immediate Release:

                 BioMarin and Genzyme Announce Positive Findings from Phase 3 Trial and Extension Study of Aldurazyme for MPS I

Novato, CA and Cambridge, MA, June 24, 2002 - BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) and Genzyme General (Nasdaq: GENZ) today announced detailed results from the six-month double-blind Phase 3 clinical trial of Aldurazyme(TM) (laronidase) and preliminary six-month findings from the trial's ongoing open-label extension study. Aldurazyme is an investigational enzyme replacement therapy for patients with mucopolysaccharidosis I (MPS I). Data from the extension study indicate that patients who received Aldurazyme for twelve months continued to improve upon the results seen in the first six months of treatment.

Ed Wraith, M.D., of the Willink Biochemical Genetics Unit at the Royal Manchester Children's Hospital, Manchester, UK, and one of the trial's clinical investigators, presented findings from both the double-blind and extension study portions of the Phase 3 trial on Saturday, June 22 at the International Symposium on Mucopolysaccharide and Related Diseases in Paris, France. BioMarin and Genzyme will submit the six-month interim extension study data to the U.S. Food and Drug Administration (FDA) in the third quarter to complete their "rolling" Biologics License Application (BLA).

"The data presented on Saturday indicate that this is a promising treatment for the complex array of symptoms experienced by MPS I patients, who currently have no specific treatment available to them," said Dr. Wraith. "I am particularly encouraged by the results seen in patients who have now been on treatment for a full year."

Extension Study Results

All 45 MPS I patients from the six-month, randomized, double-blind, placebo-controlled Phase 3 trial were enrolled in the open-label extension study in order to further evaluate the safety and efficacy of Aldurazyme. Patients who were previously on placebo were switched to Aldurazyme for the extension study, while those patients who received Aldurazyme during the first six months of the trial continued to receive Aldurazyme via weekly infusions in the extension study.


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The extension  study  includes  analysis of the same two primary  endpoints that were evaluated in the double-blind portion of the Phase 3 trial: pulmonary function, as measured by forced vital capacity (FVC), and endurance, as measured by the distance covered in a six-minute walk test. Patients who received Aldurazyme in the double-blind portion of the trial and who continue to receive treatment in the extension study maintained improvement in FVC, moving from a
5.3 percentage point mean increase in percent of predicted normal FVC during the first six months of treatment to a 5.9 percentage point mean increase after an additional six months of treatment as part of the extension study. These same patients improved from a 19.7 meter mean increase in the six-minute walk test over the first six months of treatment to a 42.9 meter mean increase after six additional months of treatment as part of the extension study.

During the extension study, patients who were switched from placebo to Aldurazyme experienced a slight decline in FVC compared to baseline (-0.6%) but began to improve during the second half of the six-month extension period. In the six-minute walk test, patients who were switched from placebo to Aldurazyme showed a mean improvement of 23.8 meters, which is consistent with the increase seen among patients who received six months of treatment with Aldurazyme during the double-blind portion of the trial.

Additional findings from the extension study have been generally consistent with results seen in both the Phase 1 trial and the double-blind portion of the Phase 3 trial: statistically significant reductions in liver size and in the excretion of urinary glycosaminoglycans (GAGs), the carbohydrate substances that accumulate in patients with MPS I. Patients who received Aldurazyme in both the double-blind and extension study periods maintained the reductions in liver size and urinary GAG excretion that were seen in the first six months of treatment.

The safety profile in the extension study has been comparable to the double-blind period. The most commonly reported reactions were fever, headache, rhinitis, and rash. One patient in the extension study died of causes considered by the principal investigator to be unrelated to treatment.

Double-Blind Phase 3 Results

In addition to the extension study data, Dr. Wraith presented a comprehensive review of data from the double-blind portion of the Phase 3 trial, from which preliminary results were announced last November. In the first six months of the trial, patients treated with Aldurazyme achieved a 5.3 percentage point mean increase in pulmonary capacity as measured by FVC compared to patients treated with placebo (p=0.016). In November, BioMarin and Genzyme reported a p-value of
0.028 for the FVC test, but subsequent analysis led to the revision to 0.016. In addition, patients demonstrated a positive trend in endurance as measured by a six-minute walk test, where they improved by a mean of 38.1 meters compared to patients treated with placebo (p=0.066). When analyzed by a prospectively defined parametric statistical analysis that accounts for pre-existing differences in individual patients, the six-minute walk test reached statistical significance (p=0.039).

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Patients  in  the  Aldurazyme  group  achieved  statistically  significant  mean reductions in liver size (p=0.001) and urinary GAG excretion (p<0.001), consistent with the findings in the Phase 1 trial.

The sleep study, as measured by the apnea-hypopnea index, showed a positive trend (p=0.145) in the overall patient population. One post-hoc subset analysis of the 21 patients judged by the investigators to have clinically significant sleep apnea at baseline demonstrated a statistically significant improvement
(p=0.037). Two additional secondary endpoints did not reach statistical significance: a health assessment questionnaire and shoulder range of motion.

The  safety  profile  in the  double-blind  portion  of the  Phase 3  trial  was comparable between the treatment group and the placebo group, with no Aldurazyme-related serious adverse events. The most commonly reported reactions were fever (14 patients on the placebo and 10 in the treatment group); headache (16 on placebo and 11 in the treatment group); rhinitis (10 on placebo and 8 in the treatment group); and rash (5 on placebo and 8 in the treatment group).

On Friday, June 21, Joseph Muenzer, M.D., Ph.D., Associate Professor of Pediatrics at the University of North Carolina, Chapel Hill, and also one of the clinical trial's investigators, presented new perspectives on the burden of illness among MPS I patients, which were derived from baseline evaluations of the 45 patients enrolled in the Phase 3 trial of Aldurazyme. Dr. Muenzer's analysis highlights the heterogeneity of the clinical effects of MPS I, which include organ damage, particularly to the liver and spleen, respiratory problems, musculoskeletal disorders, a high rate of infections, and gastrointestinal problems.

About MPS I

MPS I (also known as Hurler, Hurler-Scheie, and Scheie syndromes) is a life-threatening genetic disease caused by a deficiency of the enzyme alpha-L-iduronidase. This deficiency leads to the accumulation of complex carbohydrates (GAGs) in the lysosomes of cells, leading to the progressive dysfunction of cellular, tissue and organ systems. Resulting symptoms can include impaired cardiac and pulmonary function, delayed physical development, skeletal and joint deformities, reduced endurance, and in some cases, delayed mental function. A majority of patients die before adulthood from complications of the disease.

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BioMarin and Genzyme formed a joint venture in 1998 to develop and commercialize
Aldurazyme worldwide. Under the terms of the joint venture, if approved for commercial sale, BioMarin will manufacture Aldurazyme and Genzyme will have responsibility for the commercialization of the product. The companies have obtained Orphan Drug designation and Fast Track status for Aldurazyme for MPS I from the FDA and orphan medicinal product designation from the European Agency for the Evaluation of Medicinal Products (EMEA).

Genzyme General develops and markets therapeutic products and diagnostic products and services. Genzyme General has five therapeutic products on the market and a strong pipeline of therapeutic products in development focused on the treatment of genetic diseases and other chronic debilitating disorders with well-defined patient populations. Genzyme General is a division of Genzyme Corp.

BioMarin Pharmaceutical specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.

This press release contains forward-looking statements, including without limitation statements about: the results from the six-month findings of the open label extension study (which may differ from the preliminary results reported in this press release), the expected timing of completion of the BLA filing for Aldurazyme, and the potential regulatory approval for the commercialization of Aldurazyme and commercialization plans. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: the results and timing of the on-going Phase 3 trial; the actual timing and content of the completed BLA filing for Aldurazyme; the content and timing of decisions made by the FDA and the EMEA regarding Aldurazyme; the ability to manufacture sufficient quantities of product for development and commercialization activities and to do so in a timely manner; enrollment rates for clinical trials; the continued funding of the joint venture between Genzyme and BioMarin; decisions made by physicians and third party payers regarding the use of and reimbursement for Aldurazyme; our ability to obtain and maintain adequate patent and other proprietary rights protection for Aldurazyme; the scope, validity and enforceability of patents and other proprietary rights held by third parties related to therapies for MPS I and the actual impact of such patents and other rights on our ability to commercialize Aldurazyme; the competitive environment for therapies for MPS I; and the risks and uncertainties described in reports filed by Genzyme and BioMarin with the Securities and Exchange Commission under the Securities
Exchange Act of 1934, as amended, including without limitation the factors contained under the caption "Factors Affecting Future Operating Results" in
Exhibit 99.2 to Genzyme Corporation's 2001 Annual Report on Form 10-K. Genzyme General Division common stock is a series of common stock of Genzyme Corporation. Therefore, holders of Genzyme General Division common stock are subject to all of the risks and uncertainties described in the those reports. Genyzme and BioMarin caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Genzyme and BioMarin undertake no obligation to update or revise the statements.

Genzyme(R) is a registered trademark of Genzyme Corporation. AldurazymeTM is a trademark of BioMarin/Genzyme LLC.
                                    # # #

BioMarin's press releases and other company information are available online at http://www.biomarinpharm.com.


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